Exhibit 10.19

TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

Between

CASE WESTERN RESERVE UNIVERSITY

and

OSIRIS THERAPEUTICS, INC.

This Agreement, effective as of the 1st day of January, 1993 (“Effective Date”), is between OSIRIS THERAPEUTICS, Inc., a corporation domiciled in the State of Ohio having an address at 11000 Cedar Avenue, Cleveland, OH 44106 (“OSIRIS”), and Case Western Reserve University, an Ohio non-profit corporation having its principal office at 2040 Adelbert Road, Cleveland, Ohio (“CWRU”).

BACKGROUND

CWRU, with principal activities in teaching and scholarship, makes its capabilities available to commercial entities for research to the extent that it complements and does not conflict with CWRU’s principal activities.  In this spirit, CWRU is prepared to continue its development relationship with OSIRIS (a company created to commercialize the mesenchymal stem cell technology) and to license the Technology, as that item is defined in Article X below, including that established by Dr. Arnold I. Caplan while working as a full-time professor at CWRU.  This license transfers the state-of-the-art of the mesenchymal stem cell technology to OSIRIS according to the terms and conditions set forth below.  This state-of-the-art includes patents and know-how.  Future patents based on this know-how will be made in the name of CWRU and will be covered by the royalty agreement stated herein if substantially invented at CWRU in the future.

AGREEMENT

ARTICLE I:  LICENSE

1.1           Grant and Subject Matter.  CWRU grants OSIRIS a sole and exclusive worldwide License, under Technology, Existing Patent Rights (to the extent not owned by OSIRIS) and Developed Patent Rights (“License”) to make, have made, use and sell Product and Process (terms defined in Section 10), including the right to grant sublicenses.

1.2           Term of Agreement.  This Agreement shall be in full force and effect from the date first set forth above and shall remain in effect for twenty-five (25) years or until all patents issued in all countries in accordance with this License hereunder have expired or until otherwise terminated by operation of law, whichever is last to occur, or by the acts of the parties in accordance with the terms of this Agreement.

1.3           Retained Rights.  CWRU will retain a royalty-free right to use the Technology and patent rights of the License for any nonclinical research, testing or educational purpose of CWRU.  In no event shall CWRU have any right to use the Technology or the patent rights of the License for any commercial purpose whatsoever.  In addition, the License will be subject to such rights as are required to be accorded to any governmental agency as a consequence of prior or contemporaneous funding for research or development of the subject matter of the License.

1.4           Sublicenses.  OSIRIS agrees to forward to CWRU a copy of any and all fully executed sublicense agreements, and further agrees to forward annually a copy of such reports received by OSIRIS from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting to CWRU under said sublicense agreement.

1.5           The license granted under Existing Patent Rights is royalty-free.

1.6           The license granted under Developed Patent Rights is royalty-bearing as provided in Paragraph 8 2.

ARTICLE II:  TITLE

Except as provided in Section 3.1, CWRU shall retain title to the subject matter of the License.

ARTICLE III:  PATENTS

3.1           To the extent permitted by existing obligations, CWRU hereby assigns all right, title and interest in and to Existing Patent Rights to OSIRIS.  OSIRIS shall bear all responsibility for, and shall take all actions in connection with, the prosecution of the Existing Patent Rights.  CWRU shall cooperate with OSIRIS with respect to such prosecutions.

3.2           New Applications.  CWRU shall own all Developed Patent Rights.  In the event either party hereto believes a patent application should be filed with respect to the Technology, such party shall notify the other party hereto.  If OSIRIS fails to file such application within sixty (60) days after the date of such notice, CWRU shall have the right to file the application in its own name, at its own expense; provided, however, that CWRU’s application must be filed within six (6) months after the expiration of OSIRIS’ sixty (60) day filing period.

IF CWRU does not file within such six-month period, CWRU must give a new notice to OSIRIS, and the process described above must be repeated in its entirety, before CWRU shall have the right to file such application.

3.3           OSIRIS shall own any patent application which is directed to an invention made by an employee of OSIRIS or by an Investigator when the Investigator is working on the premises of OSIRIS.

3.4           Cost.  OSIRIS will pay the cost of all patent applications filed by it pursuant to Section 3.2.

3.5           Reports.  The party filing the patent application pursuant to Section 3.2 above shall keep the other informed in a timely manner of the status of the application.

3.6           Infringement.  Each party shall promptly notify the other party if it becomes aware of any infringement of any patents licensed as part of this Agreement.  Neither OSIRIS nor CWRU shall have any obligation to initiate litigation to protect any patent or proprietary right granted under this Agreement.  However, each party will have the unqualified right to initiate legal action, or to fully participate in any legal action initiated by the other party, to protect its interests.  In any litigation, each party and their respective attorneys will cooperate with the other party.  If OSIRIS elects to institute suit against any third party to protect any patent or proprietary rights granted under this Agreement, fifty percent (50%) of associated costs (including reasonable attorneys’ fees) which have been paid by OSIRIS may be offset against royalties owed to CWRU pursuant to Article VI, but such offsetting shall not exceed fifty percent (50%) of the total royalties owed to CWRU.  All damages awarded in any suit will belong exclusively to the party initiating the suit, except that the amounts offset pursuant to this Section 3.6 will be reimbursed to CWRU from damages awarded to OSIRIS after OSIRIS’s own legal costs have been reimbursed.

3.7           In the event that litigation against OSIRIS is initiated by a third-party charging OSIRIS with infringement of a patent of the third party as a result of the manufacture, use or sale by OSIRIS of Product or Process for which royalties are due to CWRU hereunder, OSIRIS shall promptly notify CWRU in writing thereof.  OSIRIS’s costs as to any such defense shall be creditable against any and all payments due and payable to CWRU under Article VI of this Agreement but no royalty payment after taking into consideration any such credit shall be reduced by more than 50%.

ARTICLE IV:  CONFIDENTIALITY

4.1           Confidentiality.  CWRU and OSIRIS agree to advise their respective employees that it is necessary to hold in confidence all information received from the other party in connection with the License (“Information”) for a period of two years following disclosure.  The receiving party will use reasonable efforts to prevent disclosure of such Information during such period.  This Section 4.1 shall not apply, however, to Information which:

(i)            is now in or shall enter the public domain as the result of its disclosure in a publication, the issuance of a patent or otherwise without the legal fault of the receiving party;

(ii)           the receiving party can prove was in its possession in written form at the time of disclosure by the other party; or

(iii)          comes into the hands of the receiving party by means of a third party who is entitled to make such disclosure and who has no obligation of confidentiality toward the disclosing party.

(iv)          where disclosure is required under any applicable ruling, regulation or law, including but not limited to regulatory filings.

(v)           where disclosure is made through the filing of a patent application.

Notwithstanding the foregoing, OSIRIS can disclose Information to a third party under an obligation of confidentiality similar to the obligation of confidentiality under this Agreement.

4.2           Remedies.  Each party shall be entitled to injunctive relief if there is a threat that Information that is the subject matter of the License will be disclosed by the other party contrary to the terms of this Agreement.  Each party shall notify the other party in writing of any proposed release of information thirty (30) days prior to release of such Information.  The party receiving such notice will have thirty (30) days to review the materials and shall not unreasonably withhold permission for the Information to be released.

4.3           (a)           During the period in which OSIRIS holds a license, CWRU and Investigators (as defined in Paragraph 10.9) shall not, without OSIRIS’ prior written approval, distribute or allow Material (as defined in Paragraph 10.8) to be distributed to for-profit entities or persons known to be employed thereby or consulting or performing research therefor.

(b)           CWRU and Principal Investigator (as defined in Paragraph 10.7) shall have the right to transfer Material to not-for-profit entities or persons known to be affiliated therewith provided that such entities or persons sign a material transfer agreement mutually agreed to by the parties to this Agreement.

(c)           Prior to any such distribution of any such Material CWRU and OSIRIS shall use best efforts to consider the patentability of such Material and cooperate to file, where appropriate, a patent application for such Material prior to its distribution, in accordance with Article III of this Agreement.

ARTICLE V:  PUBLICATION

CWRU will provide OSIRIS with a copy of any proposed publication relating to the Technology thirty (30) days prior to their submission for publication.  OSIRIS will have thirty (30) days from the date of receipt of each such proposed publication to review the materials.  Upon receipt within the thirty-day (30) period of a written notice from OSIRIS identifying those portions of the proposed publication for which it wishes publication delayed, CWRU will use its best efforts either to cause the materials identified to be deleted or to cause publication to be delayed for ninety (90) days.

ARTICLE VI:  ROYALTIES, CONSIDERATION AND PAYMENTS

6.1           Payments.  OSIRIS agrees to pay to CWRU an amount equal to $83,061 for the licenses and rights granted under this Agreement and for the filing and prosecution of Existing Patent Rights.  Such amount shall be paid within thirty (30) days of the initial financing of OSIRIS, which initial financing shall be in an amount of at least $2,000,000 (“Initial Capitalization”).

6.2           Royalties.  As consideration for the License, OSIRIS will pay CWRU a royalty on all Product or Process providing that such Product or Process where sold is covered by a claim of a granted patent which is a Developed Patent Right licensed under this Agreement (“Royalty Bearing Product”) as follows.

(i)            Three percent (3%) of the Net Sales of Royalty Bearing Products sold by OSIRIS; and

(ii)           Twenty-five percent (25%) of the royalties received by OSIRIS from its SUBLICENSEES’ sales of a Royalty Bearing Product.

Provided, however, that with respect to each Royalty Bearing Product covered under either (i) or (ii) above, no royalty shall be payable for the first three years in which such Royalty Bearing Product is sold.  Net Sales shall he defined as the amount received from sales of all Royalty Bearing Products less discounts, returns, transportation costs, insurance costs and taxes of any kind whatsoever.

6.3           Royalty Payments.  (a) Royalties due will be paid to CWRU every year for the term of this Agreement on the 31st of March, and shall be calculated according to the Net Sales of all Royalty Bearing Products during the calendar year immediately preceding the year in which such royalty payments are due.  Each royalty payment shall be accompanied by an accounting showing the calculation of net sales for the calendar year in question.

6.4           In the event that royalties are to be paid by OSIRIS to a party who is not an Affiliate of OSIRIS for Royalty Bearing Product (“Other Royalties”), for which royalties are also due to CWRU pursuant to Paragraph 6.2 then the royalties to be paid to CWRU by OSIRIS pursuant to paragraph 6.2 shall be reduced by 50% of the amount of such Other Royalties, but in no event shall any royalties under Paragraph 6.2 be reduced by more than fifty percent (50%).

6.5           Equity Interest to CWRU.  CWRU will be sold 1,200 shares of OSIRIS’ Common Stock based on the Founders’ capitalization in Appendix A.  The Initial Capitalization shall mean the first capitalization of the company in which the total capital contribution is at least two million dollars.  The selling price shall be $0.10 per share.  The shares will be sold in accordance with a Restricted Stock Purchase Agreement which contains terms among others that prior to an initial public offering OSIRIS or its designee will have a right of first refusal with respect to any transfer of the shares; and that the shares will be subject to underwriter “lock-up” restrictions in any underwritten offering.

6.6           Foreign currency conversions.  When royalties accrue for currencies other than United States dollars, payment to CWRU shall be in United States dollars converted from that foreign currency at the average of the rates established by BankAmerica for that foreign currency on the last business day of each month of the calendar year which ended immediately preceding the day on which OSIRIS pays such royalties to CWRU.

6.7           Audit Rights.  CWRU has the right to inspect any books or records of OSIRIS containing information which may be reasonably necessary for the purpose of verifying the royalties payable to CWRU.  This inspection is to be made by an independent certified public accountant of CWRU’s choice to whom OSIRIS has no reasonable objection.  The inspection is to be done at the expense of CWRU, upon reasonable notice, during normal business hours and no more than once per year.

6.8           Initial Capitalization.  If by December 31, 1993, OSIRIS has not received funding of at least $2 million ($2,000,000), this Agreement shall terminate, unless extended by mutual agreement and OSIRIS shall, at its sole expense, transfer to CWRU all right, title and interest in the Existing Patent Rights.

6.9           Minimum Performance.  If, after the sixth anniversary of the initial capitalization of CS1RIS, payments due to CWRU under Article VI fall below Fifty Thousand Dollars ($50,000) per year, the License granted by this Agreement shall be terminated unless OSIRIS pays CWRU the difference between the amount due and Fifty Thousand Dollars ($50,000), unless extended by mutual agreement.

ARTICLE VII:  BREACH AND TERMINATION

7.1           Breach.  If either party at any time commits any material breach of the Agreement and fails to remedy it within thirty (30) days after receiving written notice of the breach or such additional time as may be reasonably required to effect the cure so long as the curing party is continuing to diligently pursue its efforts to cure, the aggrieved party may, at its option, cancel this Agreement by notifying the other in writing.  This remedy is in addition to any other remedies to which it may be entitled.  Any failure to cancel this Agreement for any breach will not constitute a waiver by the aggrieved party of its right to cancel this Agreement for any other breach whether similar or dissimilar in nature.

7.2           Bankruptcy.  CWRU may terminate this Agreement if OSIRIS files or has filed against it a petition in bankruptcy which is not dismissed within thirty (30) days, or files an assignment for benefit of creditors, or if a receiver is appointed for all or part of its assets, or if it petitions for or consents to any relief under any applicable insolvency, moratorium or similar statute.  All rights and licenses granted to OSIRIS under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code.  The parties hereto agree that so long as OSIRIS, as a licensee of such rights under this Agreement, shall continue to perform all obligations under this Agreement, including but not limited to the making of timely royalty payments, OSIRIS shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and pursuant to Section 365(n), OSIRIS shall have the right to receive all current embodiments of the licensed intellectual property.  The parties hereto further agree that, in the event that CWRU files or has filed against it a petition in bankruptcy which is not dismissed within thirty (30) days, or files an assignment for benefit of creditors, or if a receiver is appointed for all or part of its assets, or if it petitions for or consents to any relief under any applicable insolvency, moratorium or similar statue, OSIRIS shall have the right to retain and enforce its rights under this Agreement with respect to the Technology, Existing Patent Rights and Developed Patent Rights.

7.3           Force Majeure.  Each of the parties will be excused from performance of this Agreement only to the extent that performance is prevented by conditions beyond the reasonable control of the party affected.  The parties will, however, use their best efforts to avoid or cure such conditions.  The party claiming such conditions as an excuse for delaying performance will give prompt written notice of the conditions, and its intent to delay performance, to the other party and will resume its performance as soon as performance is possible.

7.4           Effect of Termination.  OSIRIS’ License shall terminate simultaneously with any termination of this Agreement.  Except as provided in Section 6.8 above, expiration, cancellation or termination of this Agreement will not affect any previously vested or accrued rights of either party under this Agreement.  Upon termination of this Agreement by either party, in whole or as to any specified patent or any claim of such patent, OSIRIS shall provide CWRU with a written inventory of all products affected by such termination in process of manufacture, in use or in stock and shall request each sublicensee to provide such written inventory.  OSIRIS and its sublicensees shall have the right to sell off such inventory unless OSIRIS is the subject of a pending or threatened product liability claim.

7.5           Effect of termination of this Agreement on sublicenses.  Any sublicense granted by OSIRIS under this Agreement shall provide for automatic assignment to CWRU of OSIRIS interest therein upon termination of this Agreement.  CWRU agrees to accept such assignment and the sublicense shall remain in full force and effect as a direct license from CWRU in accordance with the terms and conditions thereof.  CWRU agrees to confirm in writing its obligations under this Paragraph to a sublicensee at the request of OSIRIS.

7.6           Termination.  OSIRIS shall have the right to terminate this Agreement or any of the licenses granted hereunder in any country upon providing CWRU with sixty (60) days prior written notice.

ARTICLE VIII:  REPRESENTATIONS AND WARRANTIES

8.1           Agreements.  Each party represents that to the best of its knowledge, this Agreement does not violate any of its prior commitments or Agreements.

8.2           Claims.  Each party represents that, to the best of its knowledge, there are no legal actions, pending or threatened, which would question this Agreement or the right of either party to perform its obligations under this Agreement.

8.3           Authorization by CWRU.  CWRU warrants that execution and performance of this Agreement have been duly authorized by all necessary corporate actions.

8.4           Authorization by OSIRIS.  OSIRIS warrants that execution and performance of this Agreement have been duly authorized by all necessary corporate actions.

8.5           Patentability, Infringement.  CWRU makes no representation or warranties of any kind other than those of this Article VIII including but not limited to warranties of patentability, merchantability or fitness for a particular purpose.

8.6           CWRU represents that to the best of its knowledge, CWRU owns all right, title and interest in and to Existing Patent Rights and that all Investigators will be obligated to assign all right, title and interest in and to Technology and Developed Patent Rights to CWRU.

ARTICLE IX:  MISCELLANEOUS

9.1           Indemnification.

(a)           OSIRIS will defend, indemnify and hold CWRU harmless from any loss, cost, damage, liability or expense imposed, on CWRU as a result of any third party claim arising from OSIRIS’ use, application or marketing of any Product or Process arising from this Agreement.

(b)           CWRU will defend, indemnify and hold OSIRIS harmless from any loss, cost, damage, liability or expense imposed on OSIRIS as a result of any claim arising from CWRU’s breach of any term or provision of this Agreement.

(c)           The party to be indemnified shall promptly notify the indemnifying party of any claim to be indemnified.  The indemnifying arty shall have the right to control the defense, settlement or compromise of any claim.

9.2           Insurance.  OSIRIS shall not commence selling on a commercial basis of any Products in connection with this License until it has obtained for itself or for CWRU at its own cost or special arrangements and expense, comprehensive general liability and products liability insurance with limits of at least $3,000,000 per occurrence/$3,000,000 aggregate, and naming

CWRU as additional insured.  Upon the start of human clinical trials of any Product OSIRIS shall obtain comprehensive general liability insurance in accordance with the foregoing.  Such insurance shall be provided by insurers of recognized responsibility and well-rated by national organizations, and each policy shall state that the insurer will not terminate it or significantly reduce coverage without giving CWRU at least forty-five (45) days prior written notice.  The product liability insurance shall provide worldwide coverage and shall be on an “occurrence” basis.  If such insurance is not available when OSIRIS is ready to commence human clinical trials or selling Products, CWRU agrees to waive the insurance requirement until such insurance becomes available if and only if OSIRIS has and maintains a net worth of at least $3,000000 as determined by a review of OSIRIS’ books conducted at OSIRIS’ expense by independent firm of certified public accountants mutually satisfactory to CWRU and OSIRIS.  After the initial review, CWRU may have further reviews conducted from time to time, but not more than once each year.

9.3           Sublicense.  OSIRIS shall require all of its sublicensees hereunder to indemnify and hold harmless CWRU under the same terms as stated in Section 9.1(a) and to carry comprehensive general liability insurance and product liability insurance with limits of at least $3,000,000 per occurrence/$3,000,000 aggregate naming CWRU as an additional insured under the same terms as Section 9.2.

9.4           Independent Contractors.  OSIRIS and CWRU are independent contractors, and neither shall have any responsibility for the work performed by or on behalf of the other except to the extent expressly set forth in this Agreement.

9.5           Use of Name.  OSIRIS will not use the name of CWRU, related schools or departments in any publication or marketing materials without the written consent of CWRU.

CWRU will not use the name of OSIRIS in any publication or marketing materials without the written consent of OSIRIS.

9.6           Assignment.  This Agreement is not assignable or transferable except with the written consent of both parties; consent will not be withheld unreasonably, except that OSIRIS without the consent of CWRU may assign this Agreement to an Affiliate or to a transferee of all or substantially all of the portion of the business to which this Agreement relates.  Any such assignee or transferee of OSIRIS’ interest shall expressly assume in writing the performance of all of the terms and conditions of this Agreement to be performed by OSIRIS and such assignment shall not relieve OSIRIS of any of its obligations under this Agreement.  Any assignment or transfer without such consent or covered by such exception shall be void.

9.7           Registration.  OSIRIS agrees to register this Agreement when required by local or federal law and to pay all costs and legal fees connected with such registration.

9.8           Successors and Assigns.  The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors, permitted assigns and legal representatives of the parties hereto.

9.9           Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, excluding that body of law applicable to choice of law.

9.10         Headings.  The headings and captions used in this Agreement do not form part of this Agreement, but are included solely for convenience.

9.11         Notices.  All notices required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or five (5) days after deposit with the United States Postal Service, by registered or certified mall, postage prepaid and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by ten (10) days prior notice to the other party hereto:

If to OSIRIS:	Copy to:

OSIRIS Therapeutics, Inc.	Elliot M. Olstein, Esq.
11000 Cedar Avenue	Careila, Byrne, Bain, Gilfillan,
Cleveland, Ohio 44106	Cecchi & Stewart
Attn: President	6 Becker Farm Road
Roseland, New Jersey 07068

If to CWRU:

Dean of Graduate Studies and Research

Case Western Reserve University

2040 Adelbert Road

Cleveland, Ohio  44106

9.12         Amendments and Waivers.  No waiver, amendment or modification of this Agreement will be effective unless in writing and signed by both parties.

9.13         Illegality.  If any term or condition of this Agreement is contrary to applicable law, that term or condition will not apply and will not invalidate any other part of this Agreement.  However, if its deletion materially and adversely changes the position of either of the parties, the affected party may terminate the Agreement by giving thirty (30) days written notice.

9.14         Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements with respect thereto.

ARTICLE X:  DEFINITIONS

10.1         Technology.  The term “Technology” shall mean any and all existing or future information, technical data, inventions, discoveries or know-how, and materials whether or not patented or patentable, related to or useful for the identification, isolation, purification, propagation or of use of mesenchymal stem cells and/or cells or products derived from or produced by mesenchymal stem cells, which are conceived, developed or reduced to practice by an Investigator during the term of this Agreement while performing research at CWRU.

10.2         Product(s).  The term “Product(s)” shall mean any article, composition, apparatus, substance, chemical, material, method or service which is, incorporates or utilizes Technology or the use, manufacture, import or sale of which is covered by a claim of any patent licensed hereunder.

10.3         Process(es).  The term “Process(es)” shall mean any process or method for the production, manufacture or use of any Product or which is covered by any patent licensed hereunder.

10.4         The term “Affiliate” as applied to OSIRIS shall mean any company or other legal entity other than OSIRIS in whatever country organized, controlling, or controlled by or under common control with OSIRIS.  The term “control” means possession, direct or indirect, of the powers to direct or cause the direction of the management and policies whether through the ownership of voting securities, by contract or otherwise.

10.5         Principal Investigator.  The term “Principal Investigator” shall mean either or both of Drs. Arnold I. Caplan and Stephen E. Haynesworth

10.6         Material.  The term “Material(s)” shall mean any material, biologic, or substance which is Techno1ogy, including but not limited to, cells, cell lines, vectors, antibodies, DNA (RNA) sequences, libraries, plasmids, cytokines, peptides, and proteins, which is discovered, produced or derived by an Investigator during the term of this Agreement.

10.7         Investigator.  The term “Investigator” shall mean Principal Investigators, any other member of CWRU staff, graduate student, undergraduate student or employee of CWRU who works with or under the direction of a Principal Investigator.

10.8         “Existing Patent Rights” shall mean (i) A Method for Isolating, Purifying and Culturally Expanding Marrow-Derived Mesenchymal Cells (U.S. Patent Application No. 615,430); (ii) Monoclonal Antibodies Specific for Marrow-Derived Mesenchymal Cells (U.S. Patent Application No. 716,917); (iii) A Method and Device for Enhancing the Implantation and Differentiation of Marrow-Derived Mesenchymal Cells (U.S. Patent Application No. 614,915); and (iv) A Method and Device for Treating Connective Tissue Disorders (U.S. Patent Application No. 614,912); any division, continuation, or continuation-in-part thereof and any foreign patent application or equivalent corresponding thereto and any Letters Patent or the equivalent thereof in any country of the world issuing thereon or reissue or reexamination or extension thereof.

10.9         “Developed Patent Rights” shall mean any and all patents and patent applications anywhere in the world which contains one or more claims directed to Technology, which is not an Existing Patent Right.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the dates indicated below:

CWRU:		OSIRIS:
FOR CASE WESTERN RESERVE		FOR OSIRIS THERAPEUTICS, INC
UNIVERSITY:
/s/ R. James Henderson		/s/ James S. Burns
Name:	R. James Henderson	Name:	James S. Burns
Title:	VP Finance & Administration	Title:	President
Date:	March 25, 1993	Date:	March 30, 1993

Appendix A

OSIRIS THERAPEUTICS, INC

Founders & Case Western Reserve University Capitalization

FUNDING SCIENTISTS*				FOUNDERS
Shareholders	Shares	%	Shareholder	Shares	%
Arnold I. Caplan	15,600	65.0	Arnold I. Caplan	15,600	55.7
Victor M. Goldberg	6,720	28.0	Victor M. Goldberg	6,720	24.0
S. E. Haynesworth	1,680	7.0	S. E. Haynesworth	1,680	6.0
			Case Western R.U.	1,200	4.3
			James S. Burns**	2,800	10.0
TOTAL	24,000	100.0		28,000	100.0

*                                         Case Western Reserve University (“CWRU”) purchases 1,200 shares of Osiris Therapeutics, Inc. Common Stock at a price of $0.10 per share, equivalent to 5.0% of the Common Stock issued to the Company’s three founding scientists (the “Founding Scientists”).  Upon issuance of shares of Osiris Common Stock to Case Western Reserve University, the Founding Scientists and CWRU will together constitute the Company’s founders (collectively, the “Founders”).

**                                  James S. Burns, the Company’s Chairman, President & Chief Executive Officer has purchased 2,600 shares of Osiris Common Stock on the same basis as the Founders in exchange for funding the Company’s initial working capital requirements.  The CEO’s and Founders’ Common Stock will together constitute the Company’s founding shareholders prior to the sale of additional shares to key employees, advisors, or investors in the Company’s Initial Capitalization.

A-1

AMENDMENT TO THE TECHNOLOGY TRANSFER AND LICENSE AGREEMENT
BETWEEN CASE WESTERN RESERVE UNIVERSITY
AND OSIRIS THERAPEUTICS, INC.

This Amendment, effective as of the 18th day of October, 1999, “Amendment Effective Date” between Osiris Therapeutics, Inc. (“OSIRIS”) and Case Western Reserve University (“CWRU”).

WHEREAS, OSIRIS and CWRU entered into a Technology Transfer and License Agreement effective as of January 1, 1993 (the “License Agreement”);

WHEREAS, OSIRIS and CWRU desire to amend the License Agreement with respect to the manner in which OSIRIS exercises its rights to a license, and to clarify that a member of CWRU who has only limited contact with a Principal Investigator is not an Investigator.

WHEREAS, the parties find that it is in their mutual best interests to amend the License Agreement.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

1.             DEFINITIONS

1.01         In addition to the initially capitalized words and phrases defined herein, all initially capitalized words and phrases shall be defined as defined in the License Agreement.

2.             AMENDMENTS

2.01         Paragraph 1.1 of the License Agreement is amended by adding the following sentence thereto:

—With respect to any Developed Patent Rights that are based on Technology developed after the Amendment Effective Date, such Developed Patent Rights shall become licensed to OSIRIS under this Paragraph 1.1 upon OSIRIS exercising OSIRIS’ option thereto pursuant to the provisions of Paragraph 1.8 of this Agreement.

2.02         The License Agreement is hereby amended to add the following Paragraphs 1.7 and 1.8;

—1.7       CRWU shall promptly report to OSIRIS in writing any and all Technology that is potentially patentable.  In reporting such potentially patentable Technology to OSIRIS, CWRU shall provide sufficient information to OSIRIS to permit OSIRIS to determine whether or not OSIRIS should exercise its option under Paragraph 1.8 with respect to such Technology.

1.8(a)      CWRU hereby grants to OSIRIS a sole and exclusive right and option to obtain a worldwide exclusive license under the terms and conditions of this Agreement with respect to Developed Patent Rights that are based on Technology developed after the Amendment Effective Date.

(b)           OSIRIS shall have the right to exercise the option under Paragraph 1.8(a) with respect to Developed Patent Rights based on Technology reported to OSIRIS under Paragraph 1.7 of this Agreement by notifying CWRU of OSIRIS’ election to do so within one-hundred and twenty (120) days after OSIRIS receives a report required by Paragraph 1.7 of this Agreement.  If OSIRIS fails to exercise OSIRIS’ option within such period with respect to any Technology reported in accordance with Paragraph 1.7 of this Agreement, then such option shall lapse and OSIRIS shall have no further interest in Developed Patent Rights that are filed on the Technology reported to OSIRIS under Paragraph 1.7 for which OSIRIS fails to exercise the option.  OSIRIS shall exercise reasonable diligence to patent the Technology for which it has exercised its option herein.—

2.03         Paragraph 10.7 of the License Agreement is amended in its entirety to read as follows:

—10.07 Investigator.  The term “Investigator” shall mean “Principal Investigators”, and any CWRU staff member, graduate student, under graduate student or employee of CWRU who (i) works under the direction of a Principal Investigator or (ii) who collaborates with a Principal Investigator.  A person who “collaborates with a Principal Investigator” is a person who is a co-author with a Principal Investigator on a published work (including papers, abstracts, posters or other scientific presentations), or is a co-inventor with a Principal Investigator on a patent application.  Nothing in this paragraph shall prejudice the rights of either party to make any argument as to the meaning and intent of the original Paragraph 10.07 of the License Agreement.

3.             EFFECTS

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The License Agreement is amended as provided hereinabove as of October 18, 1999 in accordance with Paragraph 9.12 of the License Agreement.  All other terms and provisions of the License Agreement shall be unaffected by this Agreement.

IN WITNESS WHEREOF, the parties through there authorized representatives, have executed this Amendment effective as of the date first above written.

CASE WESTERN RESERVE UNIVERSITY		OSIRIS THERAPEUTICS, INC.

BY:	/s/ Illegible	BY:	/s/ Anne Marie Moseley
Title:	Provost	Title:	Acting Pres./CEO
Date:	10/18/99	Date:	10/12/99

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THIRD AMENDMENT TO TECHNOLOGY TRANSFER
AND LICENSE AGREEMENT

THIS THIRD AMENDMENT TO TECHNOLOGY TRANSFER AND LICENSE AGREEMENT (the “Amendment”) effective as of October 27, 2003 (“Amendment Effective Date”), by and between Case Western Reserve University, an Ohio nonprofit corporation having a place of business at 10900 Euclid Avenue, Cleveland, OH 44106 (“CWRU”) and Osiris Therapeutics, Inc., a Delaware corporation with an address at 2001 Aliceanna Street, Baltimore, Maryland 21231-3043 (“OSIRIS”), in exchange for their mutual covenants herein set forth, hereby agree as follows:

WHEREAS, the Parties entered into a Technology Transfer and License Agreement effective as of January 1, 1993 (the Effective Date), which was amended on October 18, 1999 and October 27, 2003 (the “Agreement”).

WHEREAS, the Parties desire to further modify, clarify, and amend certain provisions of the Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.                                       DEFINITIONS.

1.1                                 For purposes of this Amendment and the Agreement, Capitalized terms shall have the meanings specified in Article X of the Agreement unless modified herein.

1.2                                 The definition of “Technology” set forth in Paragraph 10.1 of the Agreement, is amended by deleting the phrase in the last two lines “during the term of this Agreement while performing research at CWRU” and replacing it with “prior to April 1, 2002 while performing research at CWRU”.  Technology shall not include ‘Excluded Patent Rights’ as defined below.”

1.3                                 The definition of “Material” set forth in Paragraph 10.6 of the Agreement, is amended by deleting the phrase “during the term of this Agreement” and replacing it with “prior to April 1, 2002.”

1.4                                 The definition of “Existing Patent Rights” set forth in Paragraph 10.8 of the Agreement is deleted in its entirety and replaced as follows:

10.8.        “Existing Patent Rights” shall mean only (i) the patents identified in Attachment A hereto (the “Existing Patents”); (ii) any division, continuation, or continuation-in-part of an Existing Patent; and (iii) any application filed or patent issued in a foreign country equivalent to any of the foregoing (including any reissue, reexamination, or extension of such foreign patent(s)).

1.5                                 The definition of “Developed Patent Rights” set forth in Paragraph 10.9 of the Agreement is deleted in its entirety and replaced as follows:

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10.9         “Developed Patent Rights” shall mean only (i) the patents and patent applications (including any patents maturing or claiming priority from such applications) identified in Attachment B hereto (the “Developed Patents”); (ii) any division, continuation, continuation-in-part, reissue, reexamination or extension thereof; or (iii) any application filed or patent issued in a foreign country equivalent to any of the foregoing (including any division, continuation, continuation-in-part, reissue, reexamination, or extension of such foreign patent(s)) Developed Patent Rights shall not include “Excluded Patent Rights” as defined below.

1.6                                 The Agreement is amended by the addition of a new Paragraph 10.10 as follows:

10.10       “Excluded Patents Rights” shall mean only (i) the patents and patent applications (including any patents maturing or claiming priority from such applications) identified in Attachment C hereto (the “Excluded Patents”); (ii) any division, continuation, continuation-in-part, reissue, reexamination, or extension thereof; or (iii) any application filed or patent issued in a foreign country equivalent to any of the foregoing (including any division, continuation, continuation-in-part, reissue, reexamination or extension of such foreign patent(s)).

2.                                       LICENSE TERMS

2.1                                 Paragraph 1.3 of the Agreement (“Retained Rights”) is amended by the addition of the following:  “The parties understand and agree that research (unless funded by a commercial entity in return for a license to, or ownership interest in, the results of such research) shall not be considered a commercial purpose.”

2.2                                 Paragraph 1.4 of the Agreement (“Sublicenses”) is amended by the addition of the following new subparagraph 1.4.1, as follows:

1.4.1.       In the event CWRU notifies OSIRIS in writing that a third party desires to obtain a sublicense under the licenses granted to OSIRIS under this Agreement and further provided that (i) the sublicense is in a field of use that is not being developed by OSIRIS under this Agreement and a Product in the field of use in which a sublicense is requested would not have an adverse effect on a product being developed and/or sold by OSIRIS or by a sublicensee of OSIRIS and (ii) within sixty (60) days of such notice OSIRIS does not provide CWRU with a development plan for developing a Product in such requested field of use or thereafter in good faith does not initiate and continue development of that Product in such requested field of use and (iii) OSIRIS has the right to grant sublicenses in such requested field of use and (iv) such third party has the ability to develop a Product in such requested field of use, then OSIRIS agrees to negotiate in good faith such sublicense in such requested field of use and to also negotiate in good faith a license with respect to patents and know-how owned by OSIRIS in such requested field of use to the extent that such a license from OSIRIS is reasonably required to exercise the rights granted under such sublicense.  It is expressly

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understood that OSIRIS is not obligated by the Agreement to grant any sublicense with respect to a product(s) where the development and/or commercialization of such product(s) by a third party would have a potential adverse effect on a product that is being researched and/or developed and/or commercialized by OSIRIS or a licensee or sublicensee of OSIRIS.  It is expressly understood that no person or entity other than CWRU is intended to be a third party beneficiary or may assert third party beneficiary rights under this Section 1.4.1.

3.                                       PATENT RIGHTS

3.1                                 Paragraph 3.3 of the Agreement is deleted and replaced as follows:

3.3           Assignment of Patent Rights.

(a)           As requested by OSIRIS, CWRU shall sign and shall cause the applicable inventors to sign any and all documents and papers reasonably requested by OSIRIS to evidence and/or perfect the assignment to OSIRIS of Existing Patent Rights, including, but not limited to, those to be filed in patent offices in which Existing Patents are pending and/or from which Existing Patents have been granted.  To the extent that Developed Patent Rights have been assigned by CWRU to OSIRIS (although not required by the Agreement), OSIRIS shall reassign such Developed Patent Rights to CWRU within 30 days of the Amendment Effective Date.

(b)           CWRU shall own any Patent Application that is directed to an invention made by an employee(s) of CWRU during the week in which the invention was conceived other than claims relating to an Existing Patent Right.  OSIRIS shall own any Patent Application that does not include Excluded Patent Rights, directed to an invention made by an employee of OSIRIS who was not also an employee of CWRU during the week in which the invention was conceived.  Inventions made by an employee of OSIRIS, who was not also an employee of CWRU during the week in which the invention was conceived, and an employee of CWRU shall be owned jointly by OSIRIS and CWRU.

4.                                       Royalties, Consideration and Payments

4.1                                 Paragraph 6.9 of the Agreement is deleted and replaced as follows:

6.9           Minimum Performance.  Upon execution of this Amendment, OSIRIS shall pay and CWRU shall accept one hundred thousand dollars ($100,000) as royalty payments for the calendar years 2001 and 2002.  For each subsequent calendar year during the term of this Agreement, if payments due to CWRU under Article VI are less than fifty thousand dollars ($50,000), OSIRIS shall pay CWRU the difference between the amount due and fifty thousand dollars ($50,000) on, or before, the due date for payments under Article VI (i.e. March 31 following the year payment obligations accrue).  In the event OSIRIS defaults on its payment obligation, and fails to cure such default within 30 (thirty) days after receiving a notice of default and demand for payment from CWRU, any and all rights of

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OSIRIS to Developed Patent Rights under this License Agreement shall be terminated.

5.                                       Miscellaneous

5.1                                 The Agreement is amended by the addition of the following new Paragraph 9.15 as follows:

9.15         Reporting.  In order to assist CWRU in its annual Bayh-Dole Invention utilization Reporting to the NIH, OSIRIS shall submit to CWRU a written report containing the following information relating to Product(s) or Process(es) developed under the Agreement:

Name of Product

Latest stage of development of Product (Basic R&D; Pre-clinical;

Prototype; FDA(NDA/PLA); Clinical Market)

Calendar year of first commercial sale of Product

Number of sublicensees for Product.

Said report shall be due annually on March 31 of each year during the term of the Agreement.

5.2                                 The Agreement is amended by the addition of the following new Paragraph 9.16, as follows:

9.16         No Waiver of Rights.  By entering this Amendment, CWRU does not waive any right or obligation under any federal or state statute or regulation, including but not limited to those relating to commercialization and/or utilization of federally funded inventions, and no inference of any such waiver shall be drawn from this Amendment.

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5.3                                 IN WITNESS WHEREOF, the parties have executed this Amendment or caused this Amendment to be executed on the date first above written.  This Amendment is executed by the parties with the intent to be legally bound hereby.

CASE WESTERN RESERVE UNIVERSITY

By	/s/ Casey Porto
Casey Porto

Title	Associate Vice President
Technology Transfer
Case Western Reserve University

OSIRIS THERAPEUTICS, INC.

By	/s/ Donald W. Fallon
Donald W. Fallon

Title	VP, Finance & CFO

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Attachment A - Existing Patent Rights

1.                                       Method for Enhancing the Implantation and Differentiation of Marrow-Derived Mesenchymal Cells (U.S. Patent No. 5,197,985).

2.                                       Method for Treating Connective Tissue Disorders (U.S. Patent No. 5,226,914).

3.                                       Human Mesenchymal Stem Cells (U.S. Patent No. 5,486,359).

4.                                       Enhancing Bone Marrow Engraftment Using MSCS (U.S. Patent No. 5,733,542).

5.                                       Connective Tissue Regeneration Using Human Mesenchymal Stem Cell Preparations (U.S. Patent No. 5,811,094).

6.                                       Monoclonal Antibodies for Human Mesenchymal Stem Cells (U.S. Patent No. 5,837,539).

7.                                       Enhancing Hematopoietic Progenitor Cell Engraftment Using Mesenchymal Stem Cells (U.S. Patent No. 6,010,696).

8.                                       Monoclonal Antibodies for Human Mesenchymal Stem Cells (U.S. Patent No. 6,087,113).

9.                                       In any country of the world, any issued patent or pending patent application that claims the benefit of the following U.S. Patent Application Numbers:  07/615,430, 07/716,917, 07/614,915, and 07/614,912.

10.                                 Any reissue, reexamination or extension of any patent application or patent of items 1-9 above.

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Attachment B - Developed Patent Rights

1.             Transduced Mesenchymal Stem Cells (U.S. Patent Number 5,591,625).

2.                                       Monoclonal Antibodies for Human Osteogenic Cell Surface Antigens (U.S. Patent Number 5,643,736).

3.                                       Lineage-Directed Induction of Human Mesenchymal Stem Cell Differentiation (U.S. Patent Number 5,736,396).

4.                                       Biomatrix for Soft Tissue Regeneration (U.S. Patent Number 5,855,619).

5.                                       In Vitro Chondrogenic Induction of Human Mesenchymal Stem Cells (U.S. Patent Number 5,908,784).

6.                                       Lineage-Directed Induction of Human Mesenchymal Stem Cell Differentiation (U.S. Patent Number 5,942,225).

7.                                       Biomatrix for Soft Tissue Regeneration Using Mesenchymal Stem Cells (U.S. Patent Number 6,174,333).

8.                                       Biological Material for the Repair of Connective Tissue Defects Comprising Mesenchymal Stem Cells and Hyaluronic Acid Derivative (U.S. Patent Number 6,482,231).

9.                                       Hematopoietic Progenitor Cell Gene Transduction (U.S. Patent Application Number 09/321,655).

10.                                 Myogenic Differentiation of Human Mesenchymal Stem Cells (PCT Application Number US96/08722).

11.                                 Osteoarthritis Cartilage Regeneration Using Human Mesenchymal Stem Cells (US Patent Application Number 09/078,531).

12.                                 Bone Regeneration in Osteoporosis Using Human Bone Marrow Mesenchymal Cells (PCT Application Number US98/01112).

13.                                 Any patent applications that have matured into one of the Developed Patents specified above or as to which priority for such Developed Patents is claimed.

14.                                 Any patent application(s) filed only by CWRU, with Arnold Caplan or Stephen Haynesworth as one of the inventors, that were filed prior to April 1, 2002 to the extent that it claims Technology that is not either (a) set forth in items 1-13 above, (b) within Existing Patent Rights under Attachment A, or (c) within Excluded Patent Rights under Attachment C.

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Attachment C - Excluded Patent Rights

1.                                       Multilayer Skin Or Dermal Equivalent Having A Layer Containing Mesenchymal Stem Cells (U.S. Patent No. 6,497,875).

2.                                       Any and all patents that mature or claim priority from future patent applications filed by CWRU that relate specifically to the use of Mesenchymal Stem Cells for skin repair, regeneration or treatment which may include but should not be limited to the use of Mesenchymal Stem Cells in a skin or dermal equivalent.

3.                                       Any and all patents that relate to cell targeting and/or applications thereof that mature or claim priority from pending U.S. Patent Application Numbers 60/389,079 and/or 60/457,151, or future patent applications filed by CWRU.

4.                                       Any patent applications that have matured into an Excluded Patent specified above or as to which priority for such Excluded Patent is claimed.

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AMENDMENT NUMBER 1
TO
TECHNOLOGY TRANSFER AND LICENSE AGREEMENT
dated as of January 1, 1993

This Amendment Number 1 is effective as of the date of last signature and is entered into by and between Osiris Therapeutics, Inc., a corporation of the State of Ohio, having a place of business at 2001 Aliceanna Street, Baltimore, Maryland 21231 (hereinafter referred to as “Osiris”), and Case Western Reserve University, an Ohio non-profit Corporation having its principle office at 10900 Euclid Avenue, Cleveland, Ohio 44106 (hereinafter referred to as “CWRU”).

Osiris and CWRU hereby agree to revise the Technology Transfer and License Agreement as follows:

To change Section 6.2 from

6.2 Royalties.  As consideration of the License, Osiris will pay CWRU a royalty on all Product or Process providing that such Product or Process where sold is covered by a claim of a granted patent which is a Developed Patent Right licensed under this Agreement (“Royalty Bearing Product”) as follows.

(i)            Three percent (3%) of the Net Sales of Royalty Bearing Products sold by OSIRIS; and

(ii)           Twenty-five percent (25%) of the royalties received by OSIRIS from its SUBLICENSEES’ sales of Royalty Bearing Product.

Provided, however, that with respect to each Royalty Bearing Product covered under either (i) or (ii) above, no royalty shall be payable for the first three years in which such Royalty Bearing Product is sold.  Net Sales shall be defined as the amount received from sales of all Royalty Bearing Products less discounts, returns, transportation costs, insurance costs and taxes of any kind whatsoever.

To

6.2 Royalties.  As a consideration for the License, OSIRIS will pay CWRU a royalty on all Product or Process providing that such Product or Process where sold is covered by a claim of a granted patent which is a Developed Patent Right licensed under this Agreement (“Developed Patent Product”) as follows.

(i)            Three percent (3%) of the Net Sales of Developed Patent Product sold by OSIRIS; and

(ii)           Twenty-five percent (25%) of the royalties received by OSIRIS from its SUBLICENSEES sales of a Developed Patent Product.

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As further consideration for the Licensee, OSIRIS will pay CWRU a royalty on all Product or Process providing that such Product or Process where sold is covered by a claim of a granted patent based upon United States Patent Application Number 08/377,771, filed January 24, 1995 (“Marrow Transplant Patent Product”) as follows.

(iii)          One and One-Half percent (1.5%) of the Net Sales of Marrow Transplant Patent Products sold by OSIRIS or its sublicensees; and

CWRU agrees that any income received from Marrow Transplant Patent Products shall be divided evenly and in its entirely between Dr. Stanton Gerson and Dr. Hillard Lazarus.

Any Marrow Transplant Patent Products or Developed Patent Products shall be designated hereinafter as a “Royalty Bearing Product.”

Provided, however, that with respect to each Royalty Bearing Product covered under either (i), (ii) or (iii) above, no royalty shall be payable for the first three years in which such Royalty Bearing Product is sold.  Net Sales shall be defined as the amount received from sales of all Royalty Bearing Products less discounts, returns, transportation costs, insurance costs and taxes of any kind whatsoever.

Except as specifically modified herein, all terms and conditions of the Technology License Agreement dated January 1, 1993 remain unchanged and constitute the entire agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment Number 1 of the Technology License and Agreement which is effective as of the date of the last signature below.

CASE WESTERN RESERVE		OSIRIS THERAPEUTICS, INC.
UNIVERSITY

By:	/s/ Casey Porto	By:	/s/ Donald W. Fallon

Name:	Casey Porto	Name:	Donald W. Fallon

Title:	Assistant Vice President	Title:	VP, Finance & CFO
Technology Transfer
Case Western Reserve University

Date:	11-3-03	Date:	10/27/03

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